UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 15, 2012 (June 14, 2012)

Penn Virginia Resource Partners, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-16735	23-3087517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Radnor Corporate Center, Suite 500 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 975-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 14, 2012, the Board of Directors of Penn Virginia Resource GP, LLC (the “Company”), the general partner of Penn Virginia Resource Partners, L.P. (the “Partnership”) approved certain realignments to the Company’s senior management team to reflect the changes in the Partnership’s business segments as a result of the acquisition of Chief Gathering LLC. William H. Shea, Jr., the Company’s current Chief Executive Officer, was appointed President and Chief Executive Officer. Keith D. Horton, the current Co-President and Chief Operating Officer - Coal, was appointed Executive Vice President and Chief Operating Officer - Coal. Ronald K. Page, the current Co-President and Chief Operating Officer - Midstream, was appointed Executive Vice President and Chief Operating Officer, Midstream - Midcontinent. Mark D. Casaday, age 51, was appointed as Executive Vice President and Chief Operating Officer, Midstream - Marcellus. Prior to assuming his present position, Mr. Casaday served as Senior Vice President, Eastern Region of the Partnership’s midstream subsidiary since January 2012 and, prior to that, Vice President, Eastern Region since March 2010. From July 2008 to March 2010, Mr. Casaday had served as a consultant to the Partnership. There are no arrangements or understandings between Mr. Casaday and any other persons pursuant to which he was elected as an officer. Mr. Casaday has not entered into any agreement or transaction with the Company or the Partnership in which he has, or will have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

By:	Penn Virginia Resource GP, LLC,
its General Partner

	By:	/s/ Bruce D. Davis, Jr.
BRUCE D. DAVIS, JR.
Executive Vice President, General Counsel and Secretary

Dated: June 15, 2012